Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF)

No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

MATERIAL FACT

Approval of preparatory measures

for the sale of Africatel

Notice received from Samba Luxco S.à.r.l

regarding the Africatel Shareholders’ Agreement

Oi S.A. (“Oi” or the “Company,” Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), pursuant to art. 157, §4º of Law No. 6,404/76 and CVM Instruction No. 358/02, informs its shareholders and the market in general that:

The Board of Directors of Oi resolved, in a meeting that took place on this date, to authorize the management of Oi to take the necessary measures for the sale of Oi’s holdings in Africatel Holdings B.V. (“Africatel”), representing 75% of the capital stock of Africatel, and/or its assets.

Oi will lead the sale process even though Oi believes that it is in the interest of both shareholders of Africatel to maximize the value of their investments that such sale is executed in a coordinated manner with Samba Luxco S.à.r.l (“Samba Luxco”), an affiliate of Helios Investors L.P., which holds the remaining 25% of the capital stock of Africatel. Oi is also committed to work with its local partners in each of the operating companies in which Africatel has invested to ensure a coordinated transition of ownership.

Notwithstanding the foregoing, Oi’s indirect subsidiary Africatel GmbH, which directly holds its investment in Africatel, received a letter from Samba Luxco today, in which Samba Luxco purported to exercise its put option to sell its shares in Africatel pursuant to the shareholders’ agreement among the shareholders of Africatel. According to this notice, the put option was triggered by the indirect transfer of Africatel shares, previously held by Portugal Telecom SGPS S.A. (“PT SGPS”), to the Company as part of the capital increase the Company concluded in May.

As the Company has previously disclosed in the risk factors set forth in the offering documents related to its capital increase, the Company believes that no act or fact has occurred that, under the terms of the Africatel shareholders’ agreement, would give rise to the exercise of this put option. Accordingly, and notwithstanding the high value that the Company places on maintaining a relationship of mutual respect with Samba Luxco, Africatel GmbH intends to dispute the availability of the put option by Samba Luxco under the existing circumstances, which, in accordance with the Africatel shareholders’ agreement, could lead to the commencement of arbitration to resolve the matter.

Oi intends to focus its efforts on the sale of Africatel and/or its assets and believes that the successful achievement of this goal will make any such arbitration unnecessary.

The Company will keep its shareholders and the market in general informed of any relevant subsequent events related to the topics discussed in this Material Fact.

Rio de Janeiro, September 16, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi make on related subjects in reports and communications Oi files with the SEC.